Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144281, 333-155355, 333-159126, 333-166349, 333-172838, 333-179625, 333-186764, 333-194010, 333-202221, 333-209310, 333-225400, and 333-239931 on Form S-8, and Registration Statement Nos. 333-166350, 333-188243, 333-231778, and 333-226246 on Form S-3 of our reports dated March 9, 2021, relating to the financial statements of comScore, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
McLean, Virginia
March 9, 2021